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                                                                     EXHIBIT 5.1



                                 March 18, 2002



Land O'Lakes, Inc.
4001 Lexington Avenue North
Arden Hills, Minnesota  55126

      Re:   Land O'Lakes, Inc.
            Registration Statement on Form S-4

Ladies/Gentlemen:

      At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") of Land O'Lakes, Inc., a Minnesota cooperative corporation (the "Company"), and certain of its direct and indirect subsidiaries (the "Subsidiary Guarantors") listed therein, which you have filed with the Securities and Exchange Commission on March 18, 2002 in connection with the exchange of $350,000,000 principal amount of the Company's 8-3/4% Senior Notes due 2011 (the "Notes") for $350,000,000 principal amount of its outstanding 8-3/4% Senior Notes due 2011 (the "Old Notes"). The Notes will be issued pursuant to an Indenture (including the guarantees of the Subsidiary Guarantors as set forth therein (the "Guarantees"), the "Indenture") dated as of November 14, 2001 among the Company, each Subsidiary Guarantor and the Trustee named therein, and will be guaranteed by such Subsidiary Guarantors pursuant to the Guarantees.

      We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Notes and the Indenture, including the Guarantees.

      Based on the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

      1. Assuming that the Notes have been duly authorized by the Company, when duly executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

      2. Assuming that the Guarantees have been duly authorized by each of the Subsidiary Guarantors, when the Notes are executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the
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Land O'Lakes, Inc.
and the Subsidiary Guarantors
March 18, 2002
Page 2


Registration Statement, the Guarantees endorsed thereon will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Subsidiary Guarantors, enforceable in accordance with their terms.

      The opinions expressed herein are subject to the following qualifications, assumptions and limitations:

      (a) In connection with rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies thereof, and the authenticity of the originals of such latter documents.

      (b) The opinions set forth herein may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

      (c) Enforcement of the rights and remedies granted under the Notes and the Indenture may be limited by general principles of equity (including, without limitation, unconscionability), regardless of whether such enforcement is considered in a proceeding in equity or at law, and in this regard we have assumed that the holders of such rights and remedies will exercise them only in good faith and under circumstances and in a manner which are commercially reasonable.

      (d) We express no opinion as to the enforceability of any provisions in the Notes or the Indenture regarding indemnification or contribution or liquidated damages or requiring the payment of interest at a higher rate than the rate ordinarily borne by the Notes upon default. We express no opinion with respect to (i) the enforceability of any severability provision contained in the Notes or the Indenture or (ii) any provision in the Notes or the Indenture requiring that waivers be in writing or providing that a party's failure to exercise any right, remedy or option under such documents shall not operate as a waiver.

      (f) We express no opinion as to whether waivers of statutory or common law rights contained in either the Notes or the Indenture are enforceable.

      (g) We have assumed that each party to the Notes and the Indenture (other than the Company and the Subsidiary Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such documents against the Company and the Subsidiary Guarantors.

      (h) We express no opinion as to the governing law or the choice of law provisions of any of the Notes and the Indenture.

      (i) We express no opinion as to the enforceability of provisions by which the parties submit to the jurisdiction of particular courts or waive objections to venue or waive a jury trial.
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Land O'Lakes, Inc.
and the Subsidiary Guarantors
March 18, 2002
Page 3


      (j) In rendering the opinions set forth herein, we have assumed that (i) the Notes and the Indenture have been duly authorized, executed and delivered by all parties thereto and that all such persons have the power and authority to enter into and perform the Notes and the Indenture and (ii) the Notes and the Indenture are valid and binding upon all parties thereto other than the Company and the Subsidiary Guarantors.

      (k) This opinion is limited to the laws of the State of Minnesota and the federal laws of the United States of America. We note that the Notes and the Indenture are governed by the laws of the State of New York. For purposes of rendering the opinions set forth herein, we have assumed, without independent inquiry, that the laws of the State of Minnesota are identical to the laws of the State of New York in all respects material to this opinion.

      (l) Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

      (m) This opinion is solely for your benefit, and may not be relied upon in any manner by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided, however, we consent to your filing this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Faegre & Benson LLP

                                          Faegre & Benson LLP